Exhibit 12.1

                            WALDEN RESIDENTIAL PROPERTIES, INC.
                       COMPUTATION OF RATIO OF EARNINGS TO COMBINED
                        FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                  (Dollars in Thousands)

                                            Three Months Ended     Nine Months Ended
                                                September 30,        September 30,
                                            ------------------     -----------------
                                             1996        1995       1996       1995
                                            ------      ------     ------     ------
Income before extraordinary item. . . . .  $ 5,487     $ 2,791    $14,124    $ 7,041
Add:
  Interest on indebtedness. . . . . . . .    5,123       4,730     14,810     12,121
  Amortization. . . . . . . . . . . . . .      272         235        666        671
                                           -------     -------    -------    -------
     Earnings . . . . . . . . . . . . . .  $10,882     $ 7,756    $29,600    $19,833
                                           =======     =======    =======    =======

Fixed charges and preferred stock dividends:
  Interest on indebtedness. . . . . . . .  $ 5,123     $ 4,730    $14,810    $12,121
  Amortization. . . . . . . . . . . . . .      272         235        666        671
                                           -------     -------    -------    -------
     Fixed charges. . . . . . . . . . . .    5,395       4,965     15,476     12,792
  Add:
     Preferred stock dividends (1). . . .    1,409         461      2,693        461
                                           -------     -------    -------    -------
       Combined fixed charges and preferred
          stock dividends . . . . . . . .  $ 6,804     $ 5,426    $18,169    $13,253
                                           =======     =======    =======    =======

Ratio of earnings to fixed charges. . . .    2.02x       1.56x      1.91x      1.55x

Ratio of earnings to fixed charges and
  preferred stock dividends . . . . . . .    1.60x       1.43x      1.63x      1.50x


(1) Includes preferred stock dividends on convertible equity securities and preferred stock.